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Exhibit 11

WESTAMERICA BANCORPORATION
Computation of Earnings Per Share on Common and
Common Equivalent Shares and on Common Shares
Assuming Full Dilution


                                                               For the                  For the
                                                            three months               six months
                                                           ended June 30,            ended June 30,
                                                     ----------------------------------------------------
    (In thousands, except per share data)                2004         2003         2004         2003
                                                     ----------------------------------------------------
    Weighted average number of common
      shares outstanding - basic                           31,760       33,000       31,906       33,054

    Add exercise of options reduced by the
      number of shares that could have been
      purchased with the proceeds of such
      exercise                                                583          492          596          474
                                                     ----------------------------------------------------
    Weighted average number of common
      shares outstanding - diluted                         32,343       33,492       32,502       33,528
                                                     ====================================================

    Net income                                            $24,644      $23,671      $48,958      $46,683

    Basic earnings per share                                $0.78        $0.72        $1.53        $1.41

    Diluted earnings per share                              $0.76        $0.71        $1.51        $1.39
